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                                Exhibit (h)(7)

                            Form of Privacy Addendum
                                       To
                     Transfer Agency and Service Agreement
                           Dated as of April 1, 2000
                                    Between
                             One Group Mutual Funds
                                      And
                      State Street Bank and Trust Company


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


                                                             PRIVACY ADDENDUM TO
                                                        Transfer Agent Agreement


   This Privacy Addendum ("Addendum") to the Transfer Agency and Service Agreement ("Agreement") dated April 1, 2000, between One Group Mutual Funds ("One Group") and State Street Bank and Trust Company (the "Transfer Agent"), is made as of the __/st/ day of __________, 2001.

    WHEREAS, One Group is a diversified, open-end management investment company registered under the Investment Company Act of 1940; and

     WHEREAS, the Transfer Agent is a Massachusetts trust company and the Transfer Agent for One Group;

     NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1)   Term. This Addendum shall become effective on the date first written above
---------
     and shall continue for so long as the Agreement between One Group and Transfer Agent remains in effect. This Addendum shall bind and inure to the benefit of the successors and assigns of the parties. The obligation to maintain confidentiality under paragraph 3 shall survive the termination of this Addendum.

2)   Confidentiality. In the course of processing and/or servicing shareholder
--------------------
     transactions, Transfer Agent or its affiliate may acquire access to One Group shareholder information or consumer information generally (collectively, "Customer Information") including, but not limited to, nonpublic personal information such as a customer's name, address, telephone number, account relationships, account balances and account histories. All information, including Customer Information, obtained in processing and/or servicing transactions shall be considered confidential ("Confidential Information").

3)   Limitation on reuse. Transfer Agent shall not disclose such Confidential
------------------------
     Information to any other person or entity or use such Confidential Information other than as necessary, in the ordinary course of business,:

     a)  to effect or administer a shareholder transaction;

     b)  as authorized or requested by a shareholder; or

     c)  as required or permitted by any provision of Regulation S-P.

     Transfer Agent shall not directly or through an affiliate, disclose an account number or similar form of access number or access code for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted in Section 248.12 of Regulation S-P.


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4)   Headings.  Paragraph headings in this Addendum are included for convenience
-------------
     only and are not to be used to construe or interpret this Agreement.

5)   Governing Law.  This Addendum shall be governed by, and provisions shall be
------------------
     construed in accordance with, the laws of the State of Ohio.

6)   Limitation of Responsibility. The names "One Group(R) Mutual Funds" and
---------------------------------
     "Trustees of One Group Mutual Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated May 23, 1985, as amended and restated February 18, 1999 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of One Group entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be fully executed as of the day and year first written above.



                            ONE GROUP MUTUAL FUNDS

                            By:_________________________________________________
                            Title:


                            STATE STREET BANK AND TRUST COMPANY

                            By:
                            Title:


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